UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2017

Minn Shares Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54218	37-1615850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 E. Lake St. Suite 301, Wayzata, MN 55391

(Address of principal executive offices)

877-973-9191

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2017, Minn Shares Inc. (the “Company”) entered into a securities exchange agreement (the “Exchange Agreement”) with Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), EVO CNG, LLC, a Delaware limited liability company and a wholly-owned subsidiary of EAF (“EVO”), Danny R. Cuzick (“Danny Cuzick”), Damon R. Cuzick, Theril H. Lund and Thomas J. Kiley (together with Danny Cuzick, the “EAF Members”), pursuant to which the Company will acquire all of the membership interests in EAF (the “EAF Interests”) from the EAF Members. EAF, together with EVO, is a compressed natural gas fueling station company with six fueling stations in California, Texas, Arizona and Wisconsin.

As consideration for the EAF Interests, the Company will issue a promissory note in the principal amount of $3.8 million to Danny Cuzick (the “Senior Promissory Note”) and convertible promissory notes in the aggregate principal amount of $9.5 million to the EAF Members (the “Convertible Notes”).

The Convertible Notes will be convertible into 70,000,000 shares (the “Transaction Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment for any stock splits, combinations or similar transactions. The number of Transaction Shares will be increased to equal 70% of the issued and outstanding Common Stock if the issuance of Common Stock pursuant to a private offering of Common Stock of up to $2 million and the conversion of the Company’s junior bridge notes, senior bridge notes, convertible promissory notes, and certain accounts payable into Common Stock would otherwise cause the Transaction Shares to represent less than 70% of the issued and outstanding Common Stock. Pursuant to the terms of the Exchange Agreement, the EAF Members will be entitled to demand registration rights and piggyback registration rights with respect to the Transaction Shares upon customary terms, limitations, exceptions and conditions. The Convertible Notes will be secured by all of the assets of EAF and the EAF Interests, which the Company will pledge to the EAF Members as security for the Convertible Notes.

The Convertible Notes will be convertible at each EAF Member’s option upon consummation of (1) a reorganization, merger or similar transaction where the Company is not the surviving or resulting entity or (2) the sale of all or substantially all of the Company’s assets, subject to customary restrictions. The Convertible Notes will also be subject to mandatory conversion at the Company’s option beginning on the first anniversary of the date of issuance of the Convertible Notes, subject to certain conditions relating to the price at which the Company completes a subsequent financing and the trading volume of Common Stock, as described in the Exchange Agreement.

On or prior to the closing date of the Exchange Agreement, the Company will issue a promissory note to the EAF Members in a principal amount not to exceed $250,000 that will bear interest at 6% per annum. At closing, the Company will also guarantee a loan from Danny Cuzick to EAF in the principal amount of $4 million.

Following the closing of the Exchange Agreement, the Company’s board of directors will increase the size of the board of directors from four directors to five directors and appoint Danny Cuzick as a director.

The closing of the transactions contemplated by the Exchange Agreement is subject to customary closing conditions, including, among others, the exchange of closing certificates and executed transaction documents, due diligence, the absence of any law, order or injunction prohibiting the consummation of the transactions contemplated by the Exchange Agreement, the accuracy of the other party’s representations and warranties (subject to customary qualifications), the other party’s material compliance with its covenants and agreements contained in the Exchange Agreement, the absence of any event that has had or would reasonably be expected to have a material adverse effect on the other party since the date of the Exchange Agreement, and receipt of all approvals, consents and waivers required by the Exchange Agreement, including written commitment from the escrow agent to issue a title insurance policy with respect to each parcel of real property owned by EAF. The Exchange Agreement contains customary representations and warranties, covenants and indemnification obligations. The Exchange Agreement is expected to close on or about January 31, 2017, or if the conditions to closing identified in the Exchange Agreement have not yet been satisfied as of such date, as soon thereafter as such conditions have been satisfied or waived, but no later than February 28, 2017. However, there can be no assurance that the transactions contemplated by the Exchange Agreement will be consummated.

The description set forth above of the Exchange Agreement is not complete and is subject to and qualified in its entirety by reference to the text of the Exchange Agreement, a copy of which is filed herewith as Exhibit 2.1 and the terms of which are incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2017, Richard E. Gilbert resigned from his position as a director of the Company, effectively immediately. Mr. Gilbert’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on January 12, 2017, Aaron W. Soderberg resigned from his position as a director of the Company, effectively immediately. Mr. Soderberg’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits: The following exhibits are filed as part of this report:

Exhibit No.	Description
2.1	Agreement and Plan of Securities Exchange, dated January 11, 2017, by and among EVO CNG, LLC, Environmental Alternative Fuels, LLC, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund, Thomas J. Kiley and Minn Shares Inc.*

*         Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2017	By:	/s/ John P. Yeros

	Its:	Chief Executive Officer

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